Exhibit 99.1

PRESS RELEASE

Pricing of CNH Industrial Capital LLC $500 million notes

Basildon, January 6, 2026

CNH Industrial N.V. (NYSE: CNH) today announced that its wholly owned subsidiary, CNH Industrial Capital LLC, has priced $500 million in aggregate principal amount of 4.375% notes due 2031, with an issue price of 99.086%. The offering is expected to close on January 8, 2026, subject to the satisfaction of customary closing conditions.

CNH Industrial Capital LLC intends to add the net proceeds from the offering to its general funds and use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets in the ordinary course of business. The net proceeds may also be applied to repay CNH Industrial Capital LLC’s indebtedness as it becomes due.

The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, will pay interest semi-annually on March 7 and September 7 of each year, beginning on March 7, 2026, and will be guaranteed by CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Industrial Capital LLC. The notes will mature on March 7, 2031.

Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., and SG Americas Securities, LLC are acting as joint book-running managers and the representatives of the underwriters for the offering, and BBVA Securities Inc., Credit Agricole Securities (USA) Inc., Intesa Sanpaolo IMI Securities Corp. and UniCredit Capital Markets LLC are acting as joint book-running managers for the offering. The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission on March 12, 2025. Copies of the prospectus supplement and the accompanying prospectus for the offering may be obtained by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-888-603-5847, Email: barclaysprospectus@broadridge.com; BNP Paribas Securities Corp., 787 Seventh Avenue, New York, NY 10019, Attn: Syndicate Desk, Telephone: 1-800-854-5674, Email: DL.US.Syndicate.Support@us.bnpparibas.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146, Email: prospectus@citi.com; or SG Americas Securities, LLC, 245 Park Avenue, New York, NY 10167, Attn: High Grade Syndicate Desk, Telephone: 1-855-881-2108. Copies of the prospectus supplement and the accompanying prospectus for the offering are also available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

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CNH Industrial N.V.

Cranes Farm Road

Basildon, Essex, SS14 3AD

United Kingdom

PRESS RELEASE

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

CNH Industrial Capital LLC is an indirect wholly owned subsidiary of CNH Industrial N.V. and is headquartered in Waterford, Wisconsin. As a captive finance company, the primary business of CNH Industrial Capital LLC and its subsidiaries is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC and CNH Industrial Canada Ltd. (collectively, “CNH Industrial North America”) and provide other related financial products and services to support the sale of agricultural and construction equipment sold by CNH Industrial North America. CNH Industrial Capital LLC and its subsidiaries also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. CNH Industrial Capital LLC’s principal executive offices are located at 1 CNH Way, Waterford, WI 53185, and the telephone number is +1 (262) 636-6011.

Contacts:

Media Relations
Email: mediarelations@cnh.com

Investor Relations

Email: investor.relations@cnh.com